Exhibit 99.(i)

1095 Avenue of the Americas
New York, NY 10036-6797
+1 212 698 3500 Main
+1 212 698 3599 Fax
www.dechert.com

May 17, 2012

Avenue Mutual Funds Trust

399 Park Avenue, 6th Floor

New York, New York 10022

Re:	Opinion of Counsel regarding the Registration Statement filed on Form N-1A under the Securities Act of 1933
(File Nos. 333-180165; 811-22677)

Dear Ladies and Gentlemen:

We have acted as counsel to Avenue Mutual Funds Trust (the “Fund”), in connection with the above-referenced Registration Statement (as amended, the “Registration Statement”), which relates to the shares of beneficial interest of the Avenue Credit Strategies Fund, no par value (collectively, the “Shares”).  This opinion is being delivered to you in connection with the Fund’s filing of the Registration Statement to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “1933 Act”), and pursuant to the Investment Company Act of 1940, as amended, in connection with the effectiveness of the Avenue Credit Strategies Fund (the “Registration Statement”).  With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.  We have reviewed the Fund’s Declaration of Trust, as amended, and such other documents and matters as we have deemed necessary to enable us to render this opinion.

Based upon, and subject to, the foregoing, we are of the opinion that the Shares proposed to be sold pursuant to the Registration Statement, when effective, will have been duly authorized and, when sold in accordance with the terms of the Registration Statement and the requirements of applicable federal and state law and delivered by the Fund against receipt of the net asset value of the Shares, will have been legally issued, fully paid and non-assessable by the Fund.

The foregoing opinion is limited to the Federal laws of the United States and the Delaware Statutory Trust Act, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

US  Austin  Boston  Charlotte  Hartford  Los Angeles  New York  Orange County  Philadelphia  Princeton  San Francisco  Silicon Valley

Washington DC    EUROPE  Brussels  Dublin  Frankfurt  London  Luxembourg  Moscow  Munich  Paris    ASIA  Beijing  Hong Kong

We have consented to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Other Information” in the Statement of Additional Information forming a part of the Registration Statement.  In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Dechert LLP